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FOURTH:        SECTION 1.        Authorized Capital Stock.

               The total number of shares of capital stock that the Corporation is authorized to issue is 210,000,000, divided into three classes as follows:

               (i) 120,000,000 Class A Common Shares, no par value (hereafter referred to as "Class A Common Shares");

               (ii) 30,000,000 Class B Common Shares, no par value (hereafter referred to as "Class B Common Shares" and referred collectively with the Class A Common Shares as "Common Shares"); and

               (iii) 60,000,000 Preferred Shares, no par value (hereafter referred to as "Preferred Shares").






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